Calculation of Performance Information for Advertisement of Performance



The Registrant expects to use inception-to-date performance date in advertising, and as the Sub-accounts age, 1 Year, 3 year, 5 year and 10 year figures. The Registrant also expects to use current and effective yield performance data in advertising the money-market type account.

Current and effective yield is to be calculated for a hypothetical contract and based on the performance of the money-market type Sub-account during the last seven days of the calendar quarter ending prior to the date of the advertisement. At the beginning of such period, the hypothetical Annuity is assumed to have a balance of one Unit in the money market-type Sub-account.

         (a) The current yield will be computed by determining the net change, exclusive of capital changes, in the value of the aforementioned Unit during the seven-day period, subtracting a hypothetical charge reflecting the charges against an Annuity, and dividing the difference by the value of the Unit at the beginning of the seven-day period to obtain a base period return, and then multiplying such base period return by (365/7) with the resulting yield figure carried to at least the nearest lOOth of one percent.

         (b) The effective yield is determined by taking the base period return noted above and compounding by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the formula EFFECTIVE YIELD = [BASE PERIOD RETURN + 1)365/7 - 1.

Standard and non-standard return will be calculated as of the end of each calendar quarter. The formulas for calculating standard and non-standard total return for periods of 1-year, 3 years and from inception-to-date are shown below. The formulas for periods of 5 and 10 years would follow the pattern for the 3 year period. As noted above, periods beyond inception-to-date will only be used when the Sub-accounts have aged sufficiently to use such performance figures. The formulas are as follows:

A.       Standard Total Return - 1 Year

         Standard Total Return = [(1 + x)(1 + y) - .075] - 1; where

                  x = Sub-account total return for the year 1991;

                  y = .09% This percentage is the $30 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average purchase payment of $33,333 for a variable annuity offered by the Registrant pursuant to a different prospectus; and

                  .075% represents the contingent deferred sales charge during the first year subsequent to a Purchase Payment.

B.       Non-standard Total Return - 1 Year

Non-standard Total Return - [(1 + x)(1 + y)] - 1; where x and y are defined as in A, above.

C.       Standard Total Return = 3 Years

Standard Total Return = [(l + x)(1 + y)3  - .055]1/3  - 1; where

     x = Sub-account total return for the years 1989, 1990 and 1991;

     y = .09% This percentage is the $30 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average purchase payment of $33,333 for a variable annuity offered by the Registrant pursuant to a different prospectus; and

                             .055% represents the contingent deferred sales charge during the third year subsequent to a Purchase Payment.
D.       Non-standard Total Return - 3 Years
         Non-standard Total Return = [(1 + x)(1 + y)]1/3 - 1; where x and y are defined as in A, above.

E.       Standard Total Return - Inception-to-date

         Standard Total Return = [(1 + x)(1 + y)T - CDSC]365/N - 1; where

     x = Sub-account total return from inception to December 31, 1991;

     y = .09% This percentage is the $30 maintenance fee converted to a percentage of assets for the period. Such conversion assumes an average purchase payment of $33,333 for a variable annuity offered by the Registrant pursuant to a different prospectus;

     N = Number of days from inception to December 31, 1991;

     T = Duration of an Annuity as if issued on the inception date and in force on 12/31/91; and

     CDSC = Contingent deferred sales charge applicable to such Annuity as of 12/31/91. F. Non-standard Total Return - Inception-to-date Non-standard Total Return - [(l + x)(1 + y)T] 365/N - 1; where x, y, N and T are defined as in E, above.